INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 33-69016 and No. 333-140940) previously filed by International Lottery & Totalizator Systems, Inc., of our report, dated July 7, 2009, on our audits of the consolidated financial statements of International Lottery & Totalizator Systems, Inc. and subsidiary as of April 30, 2009 and 2008, and for the years then ended, which report is included in this Annual Report on Form 10-K for the year ended April 30, 2009.

/s/ J. H. COHN LLP
San Diego, California

July 7, 2009